Exhibit 99.2

October 26, 2012

Board of Directors

Comverse Technology, Inc.

810 Seventh Avenue

New York, NY 10019

Re:                         Initially Filed Registration Statement on Form S-4 of
Verint Systems Inc., filed on October 26, 2012 (the “Registration Statement”)

Lady and Gentlemen:

Reference is made to our opinion letter, dated August 12, 2012, with respect to the fairness from a financial point of view to the holders (other than Verint Systems Inc. (“Verint”) and its affiliates) of the outstanding shares of common stock, par value $0.10 per share, of Comverse Technology, Inc. (the “Company”) of the Exchange Ratio (as defined in the opinion letter) pursuant to the Agreement and Plan of Merger, dated as of August 12, 2012, by and among Verint, Victory Acquisition I LLC, a direct wholly owned subsidiary of Verint, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “QUESTIONS AND ANSWERS—The Merger,” “SUMMARY—Opinions of Financial Advisors to the CTI Board of Directors—Opinion of Goldman Sachs,” “THE MERGER—Background of the Merger,” “THE MERGER—CTI’s Reasons for the Merger—Value and Other Financial Considerations,” “THE MERGER—CTI’s Reasons for the Merger—Opinions of Financial Advisors to the CTI Board of Directors—Opinion of Goldman Sachs,” and “THE MERGER—Opinions of Financial Advisors to the CTI Board of Directors—Opinion of Goldman Sachs” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)